Immediate Release
Contact:  Mary Brevard, 248-373-2406
A&B FD (PR for BorgWarner): Ivo Lingnau, +49 (0)69 92037 133

      BORGWARNER TO ACQUIRE MAJORITY STAKE IN BERU AG
      FOR US$476 MILLION; DEAL WILL EXPAND COMPANY'S
      ENGINE TECHNOLOGY IN RAPIDLY GROWING DIESEL
      MARKET AND ELECTRONICS

      Chicago, Illinois, November 1, 2004 - BorgWarner Inc. (NYSE:
      BWA) announced today that, through one of its German legal subsidiaries, it has entered into a definitive agreement to purchase approximately 63% of the outstanding shares of German-based Beru AG from its major shareholders, The Carlyle Group and a group of family shareholders, for a price of E59 per share or E372 million (approximately US $476 million). The company also announced that it intends to launch, through one of its German legal subsidiaries, a voluntary public tender offer in Germany for all of Beru's remaining outstanding stock for an amount in cash equal to E67.50 per share which is greater than the price to be paid to Carlyle and the family shareholders.

           Commenting on the announcement, Timothy M.
      Manganello, Chairman and CEO of BorgWarner, said, "This strategic acquisition will significantly enhance our technology leadership in diesel engines, and strengthens our engine electronic control capabilities and sensor expertise at a critical point in the global automotive sector. Tightening emissions standards worldwide are expected to accelerate demand for diesel-powered light vehicles globally in the next few years. Beru's technology and product expertise will complement and strengthen our market presence with global automakers, while enhancing our ability to meet rapidly growing demand for technologies that address fuel efficiency, performance and air quality. The transaction is expected to be accretive to earnings beginning in 2005, and supports our strategy of driving profitable growth for our shareholders."

           The total transaction, assuming purchase of all the remaining outstanding shares of Beru, is valued at E621 million (approximately US $795 million). Completion of the transaction is subject to regulatory approval. BorgWarner intends to initially finance the transaction with cash and funds available under its existing revolving credit facility. BorgWarner ultimately intends to finance the transaction in a manner consistent with maintaining the company's current investment grade capital structure.

           Headquartered in Ludwigsburg, Germany, Beru is a leading system supplier of diesel cold start technology, ignition technology, electronics and sensors. Beru, which is a supplier to most auto manufacturers, combines its electromechanical products with electronic controls systems, focusing on markets that show the strongest future growth rates. On a trailing twelve-month basis ending June 30, 2004, Beru's net income was E37.2 million on sales of E371 million.

           " BorgWarner has been operating in Germany for more than 50 years and we are excited to team up with another technology leader like Beru," continued Manganello. " Beru produces excellent products, has an expanding business in one of the fastest growing sectors of the automotive market, and has a strong and well-respected senior management team. We intend to maintain Beru as a stand-alone business of BorgWarner and do not anticipate employment changes as a result of this transaction. By combining Beru's products with our geographic strength in North America and Asia, we expect to enhance our global prospects for growth."

           A spokesperson for the Carlyle Group commented, "Like all shareholders, Carlyle has benefited from the excellent work of Beru's management and employees. Their efforts have delivered consistent profitable growth. We believe BorgWarner is an ideal industrial partner with a very good strategic fit that will further develop the company in the interest of all stakeholders."

           Pending regulatory approval and the satisfaction of other conditions, the purchase of the approximately 63% share position in Beru by BorgWarner Germany GMBH, a wholly-owned legal subsidiary of BorgWarner Inc., is expected to be closed in January. Morgan Stanley served as the advisor to BorgWarner on the transaction.

           BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 43 locations in 14 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Honda, Hyundai/Kia, Caterpillar, Navistar International, Renault/Nissan, Peugeot and VW/Audi.

      - more -

      Beru AG is a leading global automotive supplier and manufacturer of diesel cold starting technology (glow plugs and instant starting systems); gasoline ignition technology (spark plugs and ignition coils); and electronic and sensor technology (tire pressure sensors, diesel cabin heaters and selected sensors.) The company's major customers include, among others, BMW, DCX, GM/Fiat, VW/ Audi, Ford, Porsche, PSA, Renault, Isuzu, Siemens
      VDO, Valeo, Deutz, and MAN. The company employs approximately 2,700 employees and reported 2004 fiscal year
      (ended March 31) revenues of E354.5 million.


      Further Information

      The planned public tender offer (the "Tender Offer") by BorgWarner Germany GmbH, a wholly-owned subsidiary of BorgWarner Inc. (the " Company"), for all of Beru AG's remaining outstanding stock will not be made directly or indirectly in or into the United States, or by use of the mails of, or by any means or instrumentality (including, without limitation, the mail, facsimile transmission, telex or telephone) of interstate or foreign commerce or any facilities of any national securities exchange of the United States. The Tender Offer will not, and should not, be accepted by any such use, means, instrumentality or facility involving or from within the United States, and United States persons will not have the Tender Offer available to them, directly or indirectly, within the United States. Accordingly, this communication is not meant for publication or distribution in or into the United States nor does it represent an extension of a tender offer into the United States.

           This communication is for information purposes only. It shall not constitute an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities of Beru. The distribution of this news release may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions.



           Forward-Looking Statements

           Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended
      December 31, 2003. The Company does not undertake any obligation to update any forward-looking statement.




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